Exhibit 23.1





                      Consent of Independent Accountants



We consent to the incorporation by reference in the registration statements of Colonial Properties Trust on Form S-8 related to certain restricted shares and stock options filed on September 29, 1994; Form S-8 related to the Non-Employee Trustee Share Plan filed on May 15, 1997; Form S-8 related to the Employee Share Purchase Plan filed on May 15, 1997; Form S-8 related to the Employee Share Option and Restricted Share Plan and the Non-Employee Trustee Share Option Plan filed on May 15, 1997; Form S-3 related to the Shelf Registration filed on January 8, 1997; Form S-3 related to the Dividend Reinvestment Plan filed on April 11, 1995, as amended; and Form S-8 related to the registration of common stock issuable under the Colonial Properties Trust 401(K)/Profit-Sharing Plan filed on October 15, 1996, of our report dated February 7, 1997 on our audit of the Historical Summary of Revenues and Direct Operating Expenses of Acquired Property--Riverchase Center Building 2100; our report dated April 24, 1997 on our audit of the Historical Summary of Revenues and Direct Operating Expenses of Acquired Property--Beechwood Shopping Center; our report dated June 16, 1997 on our audit of the Historical Summary of Revenues and Direct Operating Expenses of Acquired Property--The Meadows at Trussville; our report dated June 18, 1997 on our audit of the Historical Summary of Revenues and Direct Operating Expenses of Acquired Property--Brookwood Mall; and our report dated June 23, 1997 on our audit of the Historical Summary of Revenues and Direct Operating Expenses of the Proposed Office and Retail Merger in Atlanta, Georgia, which reports are included in this Form 8-K.



                                                  /s/ Coopers & Lybrand L.L.P.
                                                     COOPERS & LYBRAND L.L.P.

Birmingham, Alabama
July 18, 1997




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